Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

December 1, 2014

To the Board of Directors of

Well Power, Inc.

Houston, Texas

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Well Power, Inc. (formerly Vortec Electronics, Inc.) of our report dated July 26, 2013, relating to the financial statements of Well Power, Inc. (formerly Vortec Electronics, Inc.), a Nevada Corporation, as of and for the year ending April 30, 2013.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC